Press Release	Source: Fortis Enterprises

Fortis Announces Corporate Update

Wednesday January 28, 4:05 pm ET

LAKE MARY, Fla.--(BUSINESS WIRE)--Jan. 28, 2004--Fortis Enterprises (OTCBB:FRTE - News) announced today that the Company has completed its preliminary due diligence regarding the previously announced Letter of Intent with a privately held company based in Northern Florida that specializes in insurance restoration services. The completion of the preliminary due diligence now allows both parties to move towards completion of a definitive agreement, which will provide the specific details regarding the terms and conditions of the acquisition.

Additionally, Fortis announced that it recently signed an agreement with a firm that specializes in providing financial advisory services to publicly traded companies. Under terms of the agreement, the financial advisory firm will provide services in an effort to raise capital for the Company. The Company is seeking to secure equity financing to provide the Company with the capital required to fund the Company's growth strategies.

Stephen W. Carnes, CEO of Fortis Enterprises stated, "I am very pleased that Fortis Enterprises has retained the services of a firm that specializes in securing financing for companies such as ours. This is one additional important step toward achieving the acquisition goals of the Company. I am also pleased with the progress that we are making in the due diligence process of our previously announced Letter of Intent regarding the Company's intended acquisition in Northern Florida."

About Fortis Enterprises -- Fortis Enterprises is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol FRTE. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets. More information is available about Fortis Enterprises at http://www.fortisenterprises.com.

For up to date corporate information about Fortis Enterprises, contact Stephen W. Carnes at 407-435-3959. E-mail: info@fortisenterprises.com

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company's ability to consummate and complete the acquisition of the Northern Florida company, the Company's access to future capital through the agreement with the new financial advisor, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements.

This press release is provided for information purposes only and is not intended to constitute an offer to sell or a solicitation of an offer to buy securities.

Contact:

Fortis Enterprises, Lake Mary

Stephen W. Carnes, 407-435-3959

E-mail: info@fortisenterprises.com